Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Heather Beardsley	The Plunkett Group
+1 610-208-2278	Brad Edwards
hbeardsley@cartech.com	+1 212-739-6740
brad@theplunkettgroup.com

Carpenter Technology Extends and Amends Credit Facility

Philadelphia, PA (April 17, 2023) – Carpenter Technology Corporation (NYSE: CRS) (the “Company”) today announced the successful completion of a $350 million syndicated credit facility (the “Credit Facility”) by amending and restating the Company’s existing Credit Agreement, which had been set to expire on March 31, 2024. The new Credit Facility extends the maturity to April 12, 2028.

Bank of America, N.A. will continue to serve as the administrative agent, and Bank of America, N.A. and JPMorgan Chase Bank, N.A. served as the Joint Lead Arrangers. In addition to increasing the size of the Credit Facility from $300 million to $350 million, there are changes to certain terms of the Credit Facility from the prior agreement, including modifications to the financial covenants. The Company is required to maintain a consolidated net leverage ratio. Requirements carried over from the existing facility include maintaining a minimum interest coverage ratio.

In addition, the Company entered into an Amended and Restated Security Agreement in connection with the Credit Facility that creates a security interest in substantially all of the personal property of the Company for the benefit of the secured parties under the Credit Facility.

About Carpenter Technology

Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, transportation, energy, industrial, medical, and consumer electronics markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (AM) processes and soft magnetics applications. Carpenter Technology has expanded its AM capabilities to provide a complete “end-to-end” solution to accelerate materials innovation and streamline parts production. More information about Carpenter Technology can be found at www.carpentertechnology.com.